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                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                   FORM 12b-25

                           NOTIFICATION OF LATE FILING

                                                         SEC File Number 0-17927
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                                                        CUSIP Number 470883 10 9
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(CHECK ONE):  [   ] Form 10-K and Form 10-KSB
              [   ] Form 20-F
              [   ] Form 11-K
              [ X ] Form 10-Q and Form 10-QSB
              [   ] Form N-SAR

                  For Period Ended:  JUNE 30, 2001
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                  [   ]    Transition Report on Form 10-K
                  [   ]    Transition Report on Form 20-F
                  [   ]    Transition Report on Form 11-K
                  [   ]    Transition Report on Form 10-Q
                  [   ]    Transition Report on Form N-SAR
                  For the Transition Period Ended:
                                                    -----------------------


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  READ ATTACHED INSTRUCTION SHEET BEFORE PREPARING FORM. PLEASE PRINT OR TYPE.

Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.

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If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:

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PART I - REGISTRANT INFORMATION

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Full Name of Registrant
Former Name if Applicable

                            Janex International, Inc.
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Address of Principal Executive Office (STREET AND NUMBER)

                               1609 Fourth Street
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City, State and Zip Code

                               Berkeley, CA 94710
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PART II - RULES 12b-25(b) AND (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

            /X/              (a)   The reasons described in reasonable detail in
                                   Part III of this form could not be eliminated
                                   without unreasonable effort or expense;
            /X/              (b)   The subject annual report, semi-annual
                                   report, transition report on Form 10-K,
                                   Form 20-F, 11-K, Form N-SAR, or portion
                                   thereof, will be filed on or before the
                                   fifteenth calendar day following the
                                   prescribed due date; or the subject quarterly report or transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and
                             (c)   The accountant's statement or other exhibit
                                   required by Rule 12b-25(c) has been attached if applicable.





                                                                SEC 1344(11091)
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PART III - NARRATIVE

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State below in reasonable detail the reasons why Form 10-K and Form 10-KSB,
20-F, 11-K, 10-Q and Form 10-QSB, N-SAR, or the transition report or portion thereof, could not be filed within the prescribed time period. (Attach Extra Sheets if Needed)

The Company is unable to file its Quarterly Report on Form 10-QSB for the Quarter ended June 30, 2001 within the prescribed time period because the Company is having difficulty obtaining certain information that is necessary to the completion of the Form 10-QSB. The Company intends to file its Quarterly Report on Form 10-QSB as soon as practicable.

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PART IV - OTHER INFORMATION

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(1)      Name and telephone number of person to contact in regard to this notification

         DANIEL LESNICK                 732                 935-0505
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         (Name)                  (Area Code)       (Telephone Number)

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been
         filed? If the answer is no, identify report(s).     Yes /X/    No / /

(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?

                                                               Yes /X/    No / /

Although the Company expects to report substantial losses for the Quarter ended June 30, 2001, the Company is unable to reasonably estimate the amount of such losses as it has not yet obtained the information necessary to make such estimate.

                            Janex International, Inc.
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                  (Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.

Date:  August 14, 2001             By /s/ Daniel Lesnick
                                      ---------------------------------
                                      Name:  Daniel Lesnick
                                      Title: Executive Vice President




                                                                SEC 1344(11091)